INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Marble Financial Corporation:

We consent to the use of our report relating to the consolidated balance sheet of Marble Financial Corporation and subsidiary as of December 31, 1993 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the two years then ended, which report is included in the 1994 Annual Report of the Company incorporated by reference in the Proxy Statement relating to the acquisition of Marble Financial Corporation by ALBANK Financial Corporation. Such report refers to changes in the method of accounting for investments and income taxes.

                                       /s/ KPMG PEAT MARWICK LLP

Providence, Rhode Island
October 25, 1995